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                                                               Exhibit 10.q


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, is made and entered into this _____ day of ________________________, 1997, by and between JLK DIRECT DISTRIBUTION INC., a corporation organized under the laws of the Commonwealth of Pennsylvania which is a subsidiary of Kennametal Inc. ("Kennametal"), for and on behalf of itself and on behalf of its subsidiary companies (hereinafter referred to as "JLK" or the "Corporation"), KENNAMETAL and Roland E. Lazzaro, an individual (hereinafter referred to as "Employee").

                                  WITNESSETH:

         WHEREAS, Employee acknowledges that by reason of employment by JLK, it is anticipated that Employee will work with, add to, create, have access to and be entrusted with trade secrets and confidential information belonging to JLK and Kennametal which are of a technical nature or business nature or pertain to future developments, the disclosure of which trade secrets or confidential information would be highly detrimental to the interests of JLK and Kennametal; and

         WHEREAS, in order to have the benefit of Employee's assistance, JLK is desirous of employing; and WHEREAS, Kennametal and Employee may have heretofore entered into and executed an employment agreement, as amended (the "Kennametal Employment Agreement").

         NOW, THEREFORE, JLK, Kennametal and Employee, each intending to be legally bound hereby, do mutually covenant and agree as follows:

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1.       (a) Subject to the terms and conditions set forth herein, JLK hereby agrees to employ Employee as of the Effective Date, as such term is hereinafter defined, and Employee hereby accepts such employment and agrees to devote his full time and attention to the business and affairs of JLK, in such capacity or capacities and to perform to the best of his ability such services as shall be determined from time to time by the President and the Board of Directors of JLK until the termination of his employment hereunder.

         (b) Employee's base salary, the size of bonus awards, if any, granted to him and other emoluments for his services, if any, shall be determined by the Board of Directors of JLK or its Executive Compensation Committee, as appropriate, from time to time in their sole discretion.

2. In addition to the compensation set forth or contemplated elsewhere herein, Employee, subject to the terms and conditions of this agreement, shall be entitled to participate in all group insurance programs, retirement income (pension) plans, thrift plans and vacation and holiday programs normally provided for other executives of Kennametal. Nothing herein contained shall be deemed to limit or prevent Employee, during his employment hereunder, from being reimbursed by JLK for out-of-pocket expenditures incurred for travel, lodging, meals, entertainment expenses or any other expenses in accordance with the policies of JLK applicable to the executives of JLK.

3. Employee's employment may be terminated with or without any reason for termination by JLK or Employee at any time by giving the other party prior written

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         notice thereof; provided, however, that any termination on the part of
         JLK shall occur only if specifically authorized by its Board of Directors; provided, further, that termination by JLK for Cause (as hereinafter defined) shall be made by written notice which states that it is a termination for Cause; and provided, further, that termination by Employee, other than termination for Good Reason (as hereafter defined) following a Change-in-Control (as hereafter defined), shall be on not less than 30 days prior written notice to JLK.

4. (a) In the event that Employee's employment is terminated by JLK prior to a Change-in-Control and other than for Cause, Employee will receive as severance pay, in addition to all amounts due him at the Date of Termination (as hereinafter defined), an amount, payable promptly after the Date of Termination, equal to three months' base salary at the annual rate in effect on the Date of Termination.

         (b) In the event that Employee's employment is terminated by Employee following a Change-in-Control without Good or prior to a Change-in-Control, Employee will not be entitled to receive any severance pay in addition to the amounts, if any, due him at the Date of Termination.

         (c) In the event at or after a Change-in-Control and prior to the third anniversary of the date of the Change-in-Control that Employee's employment is terminated by Employee for Good Reason or by JLK other than for Cause or Disability pursuant to paragraph 5, Employee will receive as severance pay (in addition to all other amounts due him at the Date of Termination) an amount equal to the product of


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              (i) the lesser of

                  (x) two and eight tenths (2.8),

                  (y) a number equal to the number of calendar months remaining from the Date of Termination to the Employee's Retirement Date (as such term is hereafter defined) divided by twelve
                  (12), or

                  (z) a number equal to the product, if positive, obtained by multiplying (AA) thirty-six (36) less the number of completed months after the date of the Change-in-Control during which the Employee was employed and did not have Good Reason for termination times (BB) one-twelfth (1/12);

              times

              (ii) the sum of

                  (x) Employee's base salary at the annual rate in effect on the Date of Termination (or, at Employee's election, at the annual rate in effect on the first day of the calendar month immediately prior to the Change-in-Control), plus

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                  (y) the average of any bonuses which Employee was entitled to or paid during the three most recent fiscal years ending prior to the Date of Termination (or, at Employee's election, the average of any bonuses which Employee was entitled to or paid for the three fiscal years preceding the fiscal year in which the Change-in-Control occurred).

         Such severance pay shall be paid by delivery of a cashier's or certified check to the Employee at JLK's executive offices on a date which is no later than five business days following the Date of Termination.

         In addition to the severance payments provided for in this paragraph 4(c), Employee also will receive the same or equivalent medical, dental, disability and group insurance benefits as were provided to the Employee at the Date of Termination, which benefits shall be provided by JLK (or by Kennametal if it had been providing such benefits prior to the Date of Termination) to Employee for a three year period commencing on the Date of Termination. The Employee shall also be deemed and shall be credited for computing benefits, for vesting and for all other purposes under any pension or retirement income plan applicable to employees of JLK (including, if applicable, Kennametal's Supplemental Executive Retirement Plan) to have continuously remained in the employment of JLK for the three year period (or, if clause (i)(y) or clause (i)(z) above of this paragraph 4(c) is applicable to determine the

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         severance payments to be made, the lesser period measured in years equal to clause (i)(y) or clause (i)(z) above, whichever is applicable) following the Date of Termination at an annual compensation equal to the sum of the base salary and bonus which were used to compute the payment due the Employee under the first paragraph of this Paragraph 4(c).


         (d) If for any reason, whether by law or provisions of any employee medical, dental or group insurance, pension or retirement plan or other benefit plan in which the Employee is eligible to participate, any benefits which the Employee would be entitled to under the foregoing subparagraph (c) of this Paragraph 4 cannot be paid pursuant to such employee benefit plans, then JLK (or Kennametal if it had been providing such benefits prior to the Date of Termination) hereby contractually agrees to pay to the Employee the difference between the benefits which the Employee would have received in accordance with the foregoing subparagraphs of this paragraph 4 if the relevant employee medical, dental or group insurance or pension or retirement plan or other benefit plan could have paid such benefit and the amount of benefits, if any, actually paid by such employee medical, dental or group insurance or pension or retirement plan or other benefit plan. Neither JLK nor Kennametal shall be required to fund its obligation to pay the foregoing difference.

         (c) In the event of a termination of employment under the circumstances above described in Paragraph 4(c), Employee shall have no duty to seek any other employment after termination of Employee's employment with JLK and

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         JLK and Kennametal hereby waive and agree not to raise or use any defense based on the position that Employee had a duty to mitigate or reduce the amounts due him hereunder by seeking other employment whether suitable or unsuitable and should Employee obtain other employment, then the only effect of such on the obligations of JLK or Kennametal hereunder shall be that JLK and Kennametal shall be entitled to credit against any payments which would otherwise be made for medical, dental or group insurance or similar benefits (excluding, however, any credit against payments relating to pension or retirement benefits or, if applicable, Kennametal's Supplemental Executive Retirement Plan) pursuant to the benefit provisions set forth in the second paragraph of Paragraph 4(c) hereof, any comparable payments to which Employee is entitled under the employee benefit plans maintained by Employee's other employer or employers in connection with services to such employer or employers after termination of his employment with JLK.

         (f) The term "Change-in-Control" shall mean either (i) a Kennametal Change-in-Control, if such occurs when JLK is a direct or indirect subsidiary of Kennametal or when Kennametal and its affiliates own shares of Class B Common Stock of JLK or (ii) a JLK Change-in-Control. A Kennametal Change-in-Control shall mean a change in control of a nature that would be required to be reported by Kennametal in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof ("1934 Act"), or if Item 6(e) is no longer in effect, any regulations issued by the


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         Securities and Exchange Commission pursuant to the 1934 Act which serve similar purposes; provided that, without limitation, such a Kennametal Change-in-Control shall be deemed to have occurred if (A) Kennametal shall be merged or consolidated with any corporation or other entity other than a merger or consolidation with a corporation or other entity all of whose equity interests are owned by Kennametal immediately prior to the merger or consolidation, or (B) Kennametal shall sell all or substantially all of its operating properties and assets to another person, group of associated persons or corporation, or (C) any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), is or becomes a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal's then outstanding securities coupled with or followed by a majority of the board of directors of Kennametal consisting of persons other than persons who either were directors of Kennametal immediately prior to or were nominated by those persons who were directors of Kennametal immediately prior to such person becoming a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal's then outstanding securities. A JLK Change-in-Control shall mean that both of the following conditions shall have occurred: (i) either JLK is no longer a direct or indirect subsidiary of Kennametal or Kennametal and its affiliates no longer own any shares of Class B Common Stock of JLK and (ii) a change in control of a nature that would be required to be reported by JLK in response to Item 6(e) of

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         Schedule 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof ("1934 Act"), or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the 1934 Act which serve similar purposes; provided that, without limitation, the second condition set forth in subclause (ii) of this sentence shall be deemed to have occurred if (A) JLK shall be merged or consolidated with any corporation or other entity other than a merger or consolidation with a corporation or other entity all of whose equity interests are owned
         (1) by JLK immediately prior to the merger or consolidation or (2) by Kennametal and/or its subsidiaries if JLK is at the time of such merger or consolidation a direct or indirect subsidiary of Kennametal or if Kennametal and its affiliates at the time of such merger or consolidation own shares of Class B Common Stock of JLK, or (B) JLK shall sell all or substantially all of its operating properties and assets to another person, group of associated persons or corporation, or (C) any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), is or becomes a beneficial owner, directly or indirectly, of securities of JLK representing 25% or more of the combined voting power of JLK's then outstanding securities coupled with or followed by a majority of the board of directors of JLK consisting of persons other than persons who either were directors of JLK immediately prior to or were nominated by those persons who were directors of JLK immediately prior to such person becoming a beneficial owner, directly or indirectly, of securities of JLK representing 25% or more of the combined voting power of JLK's then outstanding securities.

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         (g) For purposes of this agreement "Date of Termination" shall mean:

            (i) if Employee's employment is terminated due to his death or retirement, the date of death or retirement, respectively; or


            (ii) if Employee's employment is terminated for any other reason, the date on which the termination becomes effective as stated in the written notice of termination given to or by the Employee.

         (h) The term "Good Reason" for termination by the Employee shall mean he occurrence of any of the following at or after a Change-in-Control:

            (i) without the Employee's express written consent, the assignment to the Employee of any duties materially and substantially inconsistent with his positions, duties, responsibilities and status with JLK immediately prior to a Change-in-Control, or a material change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change-in-Control, or any removal of the Employee from or any failure to re-elect the Employee to any of such positions, except in connection with the termination of the Employee`s employment due to Cause or as a result of the Employee's death;

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            (ii) a reduction by JLK in the Employee's base salary as in effect immediately prior to any Change-in-Control;

            (iii) a failure by JLK to continue to provide incentive compensation comparable to that provided by JLK immediately prior to any Change-in-Control;

            (iv) in the event of a Change-in-Control which is a Kennametal Change-in-Control, the failure to continue in effect any benefit or compensation plan, stock option plan, pension plan, life insurance plan, health and accident plan or disability plan of Kennametal in which Employee is participating immediately prior to a Kennametal Change-in-Control (provided, however, that there shall not be deemed to be any such failure if Kennametal substitutes for the discontinued plan, a plan providing Employee with substantially similar benefits) or the taking of any action by Kennametal which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee immediately prior to a Change-in-Control;

            (v) in the event of a Change-in-Control which is a JLK Change-in-Control, the failure to continue in effect any benefit or compensation plan, stock option plan, pension plan, life insurance plan, health and accident plan or disability plan of JLK in which Employee is participating

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            immediately prior to a JLK Change-in-Control (provided, however, that there shall not be deemed to be any such failure if JLK substitutes for the discontinued plan, a plan providing Employee with substantially similar benefits) or the taking of any action by JLK which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee immediately prior to a Change-in-Control;

            (vi) if the Employee is eligible to participate in any Kennametal benefit or compensation plan, stock option plan, pension plan, life insurance plan, health and accident plan or disability plan, the failure of Kennametal to obtain the assumption of this Agreement by any successor as contemplated in paragraph 11 hereof;

            (vii) the failure of JLK to obtain the assumption of this Agreement by any successor as contemplated in paragraph 11 hereof

            (viii) the relocation of the Employee to a facility or a location more than 50 miles from the Employee's then present location, without the Employee's prior written consent; or

            (ix) any purported termination of the employment of Employee by JLK which is not for Cause as provided in paragraph 5.

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5.       In the event that Employee (a) shall be guilty of malfeasance, willful misconduct or gross negligence in the performance of the services contemplated by this agreement, or (b) shall not make his services available to JLK on a full time basis in accordance with paragraph 1 hereof for any reason (including Disability) other than arising from Employee's incapacity due to physical or mental illness or injury which does not constitute Disability and other than by reason of the fact Employee's employment has been terminated under the circumstances described in paragraph 4(a), or (c) shall breach the provisions of paragraph 8 hereof (the matters described in subparagraphs (a), (b) and (c) are collectively referred to as "Cause"), JLK shall have the right, exercised by resolution adopted by a majority of its Board of Directors, to terminate Employee's employment for Cause by giving prior written notice to Employee of its election so to do. In that event, Employee's employment shall be deemed terminated for Cause, Employee shall not be entitled to the benefits set forth in paragraph
         4 which shall not be paid or payable and JLK only shall have the obligation to pay Employee the unpaid portion of Employee's base salary for the period from the last period from which Employee was paid to the Date of Termination; provided, however, that if Employee's employment is terminated as a result of the Disability of Employee, the benefits set forth in paragraph 4 shall not be paid or payable but
         (i) if JLK is then a subsidiary of Kennametal, Employee shall be entitled to receive, the annual supplement under the Supplemental Executive Retirement Plan and Employee's employment by JLK shall not be deemed terminated for purposes of the Kennametal Long-Term Disability Plan, the Kennametal Retirement Income Plan for U.S. Salaried Employees or any other

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         Kennametal benefit plan which so provides and (ii) Employee's employment by JLK shall not be deemed terminated for purposes of any benefit plan of JLK. For purposes of this agreement "Disability" shall mean such incapacity due to physical or mental illness or injury which results in the Employee's being absent from his principal office at JLK's offices (which may be located at Kennametal's offices) for the entire portion of 180 consecutive business days. Prior to a Change-in-Control, a decision by the Board of Directors of Kennametal that "Cause" exists shall be in the discretion of the Board of Directors and shall be final and binding upon the Employee and his rights hereunder. After a Change-in-Control, "Cause" shall not be deemed to include opposition by Employee to such a Change-in-Control or any matter incidental thereto and any determination by the Board of Directors that "Cause" existed shall not be final or binding upon the Employee or his rights hereunder or entitled to any deference in any court or other tribunal.

6. Employee understands and agrees that, except to the extent Employee is entitled to the benefits provided in paragraph 4(c) hereof, in the event Employee resigns or his employment is terminated for any reason other than death or Disability prior to his "Retirement Date" (as hereinafter defined), he will forfeit any interest he may have in any Kennametal or JLK retirement income plan (except to the extent vested by actual service to date of separation as per the plan provisions), and all other benefits dependent upon continuing service. The term "Retirement Date" shall mean the first day of the month following the day on which Employee attains his sixty-fifth birthday, or at Employee's request, any other day that JLK's Board of Directors may approve in writing.

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7.       Nothing herein contained shall affect the right of Employee to participate in and receive benefits under and in accordance with the then current provisions of any retirement income, profit-sharing, additional year-end or periodic remuneration or bonus, incentive compensation, insurance or any other employee welfare plan or program of Kennametal or JLK and all payments hereunder shall be in addition to any benefits received thereunder (including long term disability payments).

8. During the period of employment of Employee by JLK and for three years thereafter, (provided, however, that this paragraph 8 shall not apply to the Employee following a termination of Employee's employment (x) if a Change-in-Control, shall have occurred prior to the Date of Termination or (y) if Employee's employment is terminated by JLK other than for Cause), he will not, in any geographic area in which JLK (or Kennametal, if JLK on the Date of Termination is a subsidiary of Kennametal) is offering its services and products, without the prior written consent of JLK:

            (a) directly or indirectly engage in, or

            (b) assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever), or

            (c) enter the employ of, or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged

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

            in, any business which is competitive with any business of JLK (or Kennametal, if JLK on the Date of Termination is a subsidiary of Kennametal) or any subsidiary or affiliate thereof in which Employee is or was engaged; provided, however, that the foregoing provisions of this paragraph 8 are not intended to prohibit and shall not prohibit Employee from purchasing, for investment, not in excess of 1% of any class of stock or other corporate security of any company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

         Employee acknowledges that the breach by him of the provisions of this paragraph 8 would cause irreparable injury to JLK (or Kennametal, if JLK on the Date of Termination is a subsidiary of Kennametal), acknowledges and agrees that remedies at law for any such breach will be inadequate and consents and agrees that JLK (or Kennametal, if JLK on the Date of Termination is a subsidiary of Kennametal) shall be entitled, without the necessity of proof of actual damage, to injunctive relief in any proceedings which may be brought to enforce the provisions of this paragraph 8. Employee acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if this paragraph 8 should be specifically enforced against him and that such enforcement will not impair his ability to obtain employment commensurate with his abilities and fully acceptable to him.

         If the scope of any restriction contained in this paragraph 8 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law and Employee and JLK (and Kennametal, if JLK on the Date

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of Termination is a subsidiary of Kennametal) hereby consent and agree that such scope may be judicially modified in any proceeding brought to enforce such restriction.

9. (a) Employee acknowledges and agrees that in the course of his employment by JLK, Employee may work with, add to, create or acquire trade secrets and confidential information ("Confidential Information") which could include, in whole or in part, information:

                  (i) of a technical nature such as, but not limited to, JLK's or Kennametal's manuals, methods, know-how, formulae, shapes, designs, compositions, processes, applications, ideas, improvements, discoveries, inventions, research and development projects, equipment, apparatus, appliances, computer programs, software, systems documentation, special hardware, software development and similar items; or

                  (ii) of a business nature such as, but not limited to, information about business plans, sources of supply, cost, purchasing, profits, markets, sales, sales volume, sales methods, sales proposals, identity of customers and prospective customers, identity of customers' key purchasing personnel, amount or kind of customers' purchases and other information about customers; or


                  (iii) pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

                  Employee further acknowledges and agrees that (i) all Confidential Information is the property of JLK and/or Kennametal; (ii) the unauthorized use, misappropriation or disclosure of any Confidential Information would constitute a breach of trust and could cause irreparable injury to JLK and/or Kennametal; and (iii) it is essential to the protection of JLK's and/or Kennametal's good will and to the maintenance of its competitive position that all Confidential Information be kept secret and that Employee not disclose any Confidential Information to others or use any Confidential Information to the detriment of JLK or Kennametal.

                  Employee agrees to hold and safeguard all Confidential Information in trust for JLK and Kennametal, each of their successors and assigns and Employee shall not (except as required in the performance of Employee's duties), use or disclose or make available to anyone for use outside JLK's or Kennametal's organization at any time, either during employment with JLK or subsequent thereto, any of the Confidential Information, whether or not developed by Employee, without the prior written consent of JLK and Kennametal.

         (b)      Employee agrees that:

                  (i) he will promptly and fully disclose to JLK or such officer or other agent as may be designated by JLK any and all inventions made or conceived by Employee (whether made solely by Employee or jointly with others) during employment with JLK
                  (1) which are along the line of the business, work or investigations of JLK or Kennametal, or (2) which result from or are suggested by any work which Employee may do for or on behalf of JLK or Kennametal; and

                  (ii) he will assist JLK (and Kennametal, if JLK on the Date of Termination is a subsidiary of Kennametal) and its nominees during and subsequent to such employment in every proper way (entirely at its

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

                  or their expense) to obtain for its or their own benefit patents for such inventions in any and all countries; the said inventions, without further consideration other than such salary as from time to time may be paid to him by JLK as compensation for his services in any capacity, shall be and remain the sole and exclusive property of JLK (and Kennametal, if JLK on the Date of Termination is a subsidiary of Kennametal) or its nominee whether patented or not; and

                  (iii) he will keep and maintain adequate and current written records of all such inventions, in the form of but not necessarily limited to notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of and available to JLK (and Kennametal, if JLK on the Date of Termination is a subsidiary of Kennametal) at all times.

         (c) Employee agrees that, promptly upon termination of his employment, he will disclose to JLK (or Kennametal, if JLK on the Date of Termination is a subsidiary of Kennametal), or to such officer or other agent as may be designated by JLK (or Kennametal, if JLK on the Date of Termination is a subsidiary of Kennametal), all inventions which have been partly or wholly conceived, invented or developed by him for which applications for patents have not been made and will thereafter execute all such instruments of the character hereinbefore referred to, and will take such steps as may be necessary to secure and assign to JLK (or Kennametal, if JLK on the Date of Termination is a subsidiary of Kennametal) the exclusive rights in and to such inventions and any patents that may be issued thereon any expense therefor to be borne by JLK.

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

                  (d) Employee agrees that he will not at any time aid in attacking the patentability, scope, or validity of any invention to which the provisions of subparagraphs (b) and
                  (c), above, apply.

10. In the event that (a) Employee institutes any legal action to enforce his rights under, or to recover damages for breach of this agreement, or (b) JLK or Kennametal institutes any action to avoid making any payments due to Employee under this agreement, Employee, if he is the prevailing party, shall be entitled to recover from the party or parties in breach of this agreement or which sought to avoid making payments hereunder (JLK and/or Kennametal) any actual expenses for attorney's fees and other disbursements incurred by him in relation thereto.

11. The terms and provisions of this agreement shall be binding upon, and shall inure to the benefit of, Employee, JLK and Kennametal, their subsidiaries and affiliates and their respective successors and assigns.

12. This agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, whether oral or written, among the parties with respect to the subject matter hereof; provided, however, that any prior employment agreement between the Employee and Kennametal shall only be superseded if the Effective Date occurs. This agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this agreement.

13. The invalidity or enforceability of any provision of this agreement shall not affect the other provisions hereof, and this agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

14. Any pronoun and any variation thereof used in this agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the parties hereto may require.

15. JLK and Kennametal shall be entitled as a condition to paying any severance pay or providing any benefits hereunder upon a termination of the Employee's employment to require the Employee to deliver on or before the making of any severance payment or providing of any benefit a release in the form of Exhibit A attached hereto.

16. Not withstanding any other provision of this agreement, in the event that any payment or benefit received or to be received by Employee in connection with a change in control of the Corporation or Kennametal or the termination of the Employee's employment (whether pursuant to the terms of this agreement or any other plan, arrangement or agreement with the Corporation or Kennametal, any person whose actions result in a change in control or any person affiliated with the Corporation or Kennametal or such person) (collectively, the "Total Payments") would not be deductible, in whole or part, as a result of section 280G of the Internal Revenue Code of 1986 (the "Code") by the Corporation or Kennametal, an affiliate or other person making such payment or providing such benefit, the payments due under this agreement (the "Contract Payments") shall be reduced until no portion of the Total Payments is not deductible, or the Contract Payments are reduced to zero. In the event that the Corporation or Kennametal determines that the Total Payments would not be deductible, in whole or part, as a result of section 280G of the Code, the Corporation or Kennametal shall immediately notify Employee of this determination and the amount which would not be so deductible as well as a computation of Total Payments. Employee shall have five (5) business days after receipt of the foregoing notice and computation to waive in writing all or any portion of any of the Total Payments and any portion of the Total Payments the receipt or enjoyment of which Employee shall have effectively waived in writing shall not be taken into account (and, if the Corporation or Kennametal had already withheld any Contract Payments prior to receipt of such waiver, the Corporation or Kennametal upon receipt of such waiver shall immediately pay to Employee any withheld Contract Payments which would have been paid had the Corporation or Kennametal had the Employee's written waiver prior to the date the Corporation or Kennametal withheld any such payments). For purposes of this limitation (i) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Corporation's or Kennametal's independent auditors and acceptable to Employee does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, (ii) the Contract Payments shall be reduced only to the extent necessary so that the Total Payments (other than those Contract Payments which are waived in writing by the Employee or referred to in clause (i)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (i); and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation's or Kennametal's independent auditors in accordance with the principles of section 280G(d)(3) and (4) of the Code.

17. This agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

18. This agreement shall become effective (the "Effective Date") immediately upon the closing of the initial public offering of JLK's Class A Common Stock pursuant to its Registration Statement on Form S-1 filed under the Securities Act of 1933, Registration No. 333-25989. Until and unless the Effective Date occurs, this agreement shall be of no force or effect and shall not be binding upon the Employee, JLK or Kennametal.

         WITNESS the due execution hereto the day and year first above written.

ATTEST:                                     JLK DIRECT DISTRIBUTION INC.

_____________________________               By:________________________________

ATTEST:                                     KENNAMETAL INC.

_____________________________               By:________________________________

WITNESS:                                    Employee:

______________________________              _____________________________(SEAL)

                                                                       Exhibit A

                                    RELEASE

         KNOW ALL MEN BY THESE PRESENTS that the undersigned for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, hereby releases, remises, quitclaims and discharges completely and forever JLK Direct Distribution Inc. and Kennametal Inc. and each of their respective directors, officers, employees, subsidiaries and affiliates from any and all claims, causes of action or rights which the undersigned has or may have, whether arising by virtue of contract or of applicable state laws or federal laws, and whether such claims, causes of action or rights are known or unknown; provided, however, that this Release shall not release, remise, quitclaim or discharge any claims, causes of action or rights which the undersigned may have (i) under that certain Employment Agreement dated _________, 199_ between the undersigned, JLK Direct Distribution Inc. and Kennametal, Inc., (ii) to any unreimbursed expense account or similar out-of-pocket reimbursement amounts owing the undersigned, or (iii) under the bylaws of JLK Direct Distribution Inc. or Kennametal, Inc. or the applicable state corporate statutes to indemnification for having served as an officer and/or employee of Kennametal, Inc. and/or its subsidiaries.

DATE: __________________                          _____________________________